Exhibit 99.1
DENBURY RESOURCES INC.
PRESS RELEASE
Denbury Announces Appointment of New Board Member

News Release
Released at 7:30 a.m. CST

PLANO, TX – January 9, 2012 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced the appointment of Laura A. Sugg, of Katy, Texas, to its Board of Directors (“Board”) effective January 6, 2012. The appointment of Ms. Sugg to the Board increases the number of Denbury directors to eleven. Ms. Sugg’s committee appointments will be determined at the next regularly scheduled Board meeting in March.

Laura Sugg is an independent consultant with 29 years of oil and gas industry experience. Ms. Sugg currently serves on the Board of Directors of The Williams Companies, Inc. (NYSE: WMB) and Williams Partners L.P. (NYSE: WPZ) and previously served on the Board of Directors of Mariner Energy and Huber Energy. Ms. Sugg is a retired senior executive of ConocoPhillips (NYSE: COP), serving over 20 years in diverse roles of increasing responsibility, last serving as President of the Australasia Division. In this role, Ms. Sugg was responsible for growth of ConocoPhillips’ operations in Australia and East Timor and for their operational profitability. Ms. Sugg has a bachelor's degree in chemical engineering from Oklahoma State University and is a member of the National Association of Corporate Directors and the Oklahoma State University Engineering Advisory Board.

Wieland Wettstein, Chairman of the Board, said, "I am very pleased to announce the appointment of Laura to our Board. Her diverse experience and accomplishments make her an outstanding addition and will complement the skills and experience of our Board. I look forward to the leadership and perspectives that Laura will bring to the Board as we continue to grow and execute our strategy.”

Denbury Resources Inc. (www.denbury.com) is a growing independent oil and natural gas company. The Company is the largest oil and natural gas operator in both Mississippi and Montana, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rockies and Gulf Coast regions. The Company's goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary recovery operations.

For further information contact:

DENBURY RESOURCES INC.
Phil Rykhoek, Chief Executive Officer, 972-673-2000
Mark Allen, Sr. VP and Chief Financial Officer, 972-673-2000
Jack Collins, Executive Director, Investor Relations, 972-673-2000
www.denbury.com